Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Third Quarter Dividend of $0.42 per Share,

Announces June 30, 2007 Quarterly Financial Results

New York, New York, August 9, 2007 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso” or the “Company”) announced today that its Board of Directors has declared a third quarter dividend of $0.42 per share payable on September 28, 2007 to stockholders of record as of September 14, 2007.

BlackRock Kelso also announced financial results for the quarter ended June 30, 2007.

HIGHLIGHTS:

Investment Portfolio: $1.1 billion

Net Assets: $761 million

Net Asset Value per share: $14.88

Operating Results for the Quarter Ended June 30, 2007 (in thousands, except per share amounts):

Net investment income: $17,358

Net investment income per share: $0.42

Net realized and unrealized losses: ($4,735)

Net realized and unrealized losses per share: ($0.11)

Net increase in net assets from operations: $12,624

Net increase in net assets from operations per share: $0.31

Dividends to shareholders per share: $0.42

Dividend yield (on net asset value) at June 30, 2007: 11.32%

Portfolio Activity for the Quarter Ended June 30, 2007:

Cost of investments during period: $297.2 million

Sales, repayments and other exits during period: $167.4 million

Number of new portfolio companies invested: 10

Number of portfolio companies at end of period: 59

Portfolio and Investment Activity

During the three months ended June 30, 2007, we invested $297.2 million across 10 new and 5 existing portfolio companies. This compares to investing $188.3 million across 8 new and 6 existing portfolio companies for the three months ended June 30, 2006. Additionally, we received proceeds from sales/repayments of principal of approximately $167.4 million during the three months ended June 30, 2007, versus $29.1 million for the three months ended June 30, 2006.

At June 30, 2007, our net portfolio consisted of 59 portfolio companies and was invested 69% in senior secured loans, 25% in subordinated debt/corporate notes, 6% in equity investments and less than 1% in cash, cash equivalents and foreign currency. Our average portfolio company investment by value was approximately $18.3 million. Our targeted investment size typically ranges from between $10 to $50 million, although this investment size may vary proportionately as the size of our capital base changes.

The weighted average yields on our subordinated debt/corporate notes and senior secured loans were 13.4% and 12.2%, respectively, at June 30, 2007, versus 12.8% and 11.5%, respectively, at June 30, 2006.

On June 26, 2007, we priced our initial public offering, through which we sold 10,000,000 newly issued shares and raised $149.9 million, net of underwriting commissions and expenses. The transaction closed on July 2, 2007. We applied the proceeds to reduce borrowings outstanding under our credit facility.

“We are extremely pleased with our second quarter results,” said James R. Maher, Chairman and Chief Executive Officer. “Since our inception in July, 2005 we have built a strong team of investment professionals, an extensive outreach program to access middle-market opportunities and a well-diversified investment portfolio. Despite recent turbulence in the credit markets, we continue to serve as a reliable source of capital for the middle-market companies that are our customers.”

Results of Operations

Results comparisons are for the three and six months ended June 30, 2007 and June 30, 2006.

Investment Income

Investment income totaled $33.2 million and $58.3 million, respectively, for the three months and six months ended June 30, 2007, compared to $12.1 million and $20.9 million, respectively, for the three months and six months ended June 30, 2006. The increase in investment income for the three and six months ended June 30, 2007 reflects the growth of our portfolio and the transition of the portfolio from temporary to long-term investments, as the portfolio was not yet fully invested in the prior periods. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses for the three months and six months ended June 30, 2007 were $15.8 million and $26.9 million, respectively, versus $2.1 million and $4.2 million, respectively, for the three months and six months ended June 30, 2006. Of these totals, for the three and six months ended June 30, 2007, $5.8 million and $9.5 million, respectively, were performance-based incentive fees and $5.4 million and $9.1 million, respectively, were interest and other credit facility expenses. There were no performance-based incentive fees and interest and other credit facility expenses in the prior periods ended June 30, 2006. Expenses net of performance-based incentive fees, interest and other credit facility expenses for the three and six months ended June 30, 2007 were $5.7 million and $10.3 million, respectively. Net expenses for the three months and six months ended June 30, 2007 were net of base management fee waivers of $1.1 million and $2.1 million, respectively, versus $1.4 million and $2.7 million, respectively, for the three months and six months ended June 30, 2006. These net expenses consist of base management fees (net of waivers), administrative services expenses, professional fees, director fees, investment advisor expenses, insurance expenses, amortization of debt issuance costs and miscellaneous other expenses. The increase in expenses was driven primarily by an increase in base management fees resulting from the growth of our portfolio, the incurrence of performance-based incentive fees and the incurrence of borrowing costs under our credit facility.

Net Investment Income

Net investment income totaled $17.4 million and $31.4 million, or $0.42 per share and $0.79 per share, respectively, for the three and six months ended June 30, 2007. For the three and six months ended June 30, 2006, net investment income totaled $10.0 million and $16.7 million, or $0.28 per share and $0.46 per share, respectively.

Net Realized Gains (Losses)

Total net realized gains (losses) for the three and six months ended June 30, 2007 were $0.5 million and $0.3 million, respectively, compared to $0.2 million and ($0.2) million, respectively, for the three and six months ended June 30, 2006.

Net Unrealized Appreciation (Depreciation)

For the three and six months ended June 30, 2007, the net change in unrealized appreciation on the Company’s investments, foreign currency translations and cash equivalents was ($5.2) million and ($2.0) million, respectively, versus $1.0 million and $1.8 million, respectively, for the three and six months ended June 30, 2006. Net unrealized appreciation (depreciation) was ($0.6) million at June 30, 2007 and $2.1 million at June 30, 2006.

Net Increase in Net Assets from Operations

For the three months and six months ended June 30, 2007, the net increase in net assets from operations was $12.6 million and $29.7 million, or $0.31 per share and $0.75 per share, respectively, compared to $11.2 million and $18.3 million, or $0.31 per share and $0.51 per share, respectively, for the three and six months ended June 30, 2006.

Liquidity and Capital Resources

Our liquidity and capital resources are generated primarily through a senior secured, multi-currency $500 million, four-year revolving credit facility maturing in December 2010 as well as from cash flows from our operations, which primarily consists of interest earned and fees received on senior secured loans and subordinated debt/corporate notes. At June 30, 2007, we had $430.8 million in borrowings outstanding and $69.2 million available for use under our credit facility.

On June 26, 2007, we priced our initial public offering, through which we sold 10,000,000 newly issued shares and raised $149.9 million, net of underwriting commissions and expenses, in a transaction that closed on July 2, 2007. After application of the net proceeds of our initial public offering to repay debt, pro forma borrowings outstanding under our credit facility would have been $280.9 million at June 30, 2007. In the future, we may raise additional equity or debt capital in the public or private markets or may securitize a portion of our investments. The primary use of such funds is expected to be investments in portfolio companies, cash distributions to common stockholders and for other general corporate purposes.

Dividends

Dividends paid to stockholders for the three and six months ended June 30, 2007 totaled $16.8 million, or $0.42 per share, and $33.2 million, or $0.84 per share, respectively. For the three and six months ended June 30, 2006, dividends paid totaled $8.4 million, or $0.23 per share, and $15.5 million, or $0.43 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code. To maintain our status as a regulated investment company, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We intend to make distributions to our stockholders on a quarterly basis of substantially all of our taxable net investment income. We also intend to make distributions of net realized capital gains, if any, at least annually.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the Investment Company Act of 1940 and due to provisions in our credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. We cannot assure stockholders that they will receive dividends and distributions at any particular level or at all.

With respect to the dividends paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies in which our investment advisor on our behalf provides significant services to the portfolio company in connection with making the investment is treated as taxable income and accordingly, distributed to stockholders. For the three and six months ended June 30, 2007, these fees totaled $2.5 million and $3.8 million, respectively. For the three and six months ended June 30, 2006, such fees totaled $0.4 million and $0.8 million, respectively.

Conference Call

BlackRock Kelso will host a web cast/teleconference call at 5:00 p.m. (Eastern Time) on Thursday, August 9, 2007 to discuss its second quarter 2007 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 5:00 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 10904594). A live, listen-only web cast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and web cast will be available for replay by 8:00 p.m. on Thursday, August 9, 2007 and ending at midnight on Thursday, August 16, 2007. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 10904594. To access the web cast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities

	June 30, 2007 (Unaudited)	December 31, 2006
Assets:
Investments at fair value:
Non-affiliate investments (amortized cost of $978,331,504 and $716,844,625)	$982,939,627	$718,730,964
Control investments (amortized cost of $35,735,116 and $35,437,060)	30,591,221	35,437,060
Affiliate investments (amortized cost of $67,803,784)	67,791,260	—

Total investments at fair value	1,081,322,108	754,168,024
Cash and cash equivalents	4,337,438	3,036,413
Foreign currency, at value (cost of $141,849 and $119,714)	143,887	126,375
Proceeds receivable from shares sold	160,000,000	—
Interest receivable	13,672,586	7,759,464
Dividends receivable	769,662	43,270
Prepaid expenses and other assets	1,272,896	1,125,838

Total Assets	$1,261,518,577	$766,259,384

Liabilities:
Payable for investments purchased	$45,365,799	$16,260,000
Unrealized depreciation on forward foreign currency contracts	27,514	475,204
Credit facility payable	430,803,995	164,000,000
Interest payable on credit facility	1,317,659	152,793
Offering costs payable	9,870,972	—
Dividend distributions payable	—	15,803,510
Base management fees payable	3,400,913	2,157,082
Incentive management fees payable	8,158,208	4,443,298
Accrued administrative services expenses	263,983	366,354
Other accrued expenses and payables	1,129,445	801,221

Total Liabilities	500,338,488	204,459,462

Net Assets:
Common stock, par value $.001 per share, 100,000,000 and 40,000,000 common shares authorized, 51,163,816 and 37,627,405 issued and outstanding	51,164	37,627
Paid-in capital in excess of par	766,120,049	563,233,775
Distributions in excess of net investment income	(5,191,458)	(3,392,549)
Accumulated net realized gain	774,106	497,795
Net unrealized appreciation (depreciation)	(573,772)	1,423,274

Total Net Assets	761,180,089	561,799,922

Total Liabilities and Net Assets	$1,261,518,577	$766,259,384

Net Asset Value Per Share	$14.88	$14.93

BlackRock Kelso Capital Corporation

Statements of Operations (Unaudited)

	Three months ended June 30, 2007	Six months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2006
Investment Income:
Interest income	$32,722,365	$57,500,623	$11,963,082	$20,442,574
Dividend income	480,200	740,677	161,419	313,337
Other income	5,000	18,495	20,134	122,134

Total investment income	33,207,565	58,259,795	12,144,635	20,878,045

Expenses:
Base management fees	4,534,551	8,227,626	2,734,456	5,399,334
Incentive management fees	5,831,674	9,524,323	—	—
Administrative services	259,773	478,476	291,762	580,107
Professional fees	396,195	542,786	106,082	319,999
Director fees	66,667	130,172	86,873	157,061
Investment advisor expenses	194,174	390,267	203,179	281,136
Insurance	48,844	89,775	46,566	83,105
Interest and credit facility fees	5,434,516	9,149,321	—	—
Amortization of debt issuance costs	82,264	144,969	—	—
Other	134,372	266,441	45,651	79,687

Expenses before management fee waiver	16,983,030	28,944,156	3,514,569	6,900,429
Base management fee waiver	(1,133,638)	(2,056,907)	(1,367,361)	(2,699,800)

Net expenses	15,849,392	26,887,249	2,147,208	4,200,629

Net Investment Income	17,358,173	31,372,546	9,997,427	16,677,416

Realized and Unrealized Gain (Loss):
Net realized gain (loss) on:
Investments	647,015	669,042	202,321	(202,845)
Foreign currency	(177,828)	(392,730)	—	—

Net realized gain (loss)	469,187	276,312	202,321	(202,845)

Net change in unrealized appreciation (depreciation):
Investments	(5,611,947)	(2,434,635)	970,702	1,804,895
Foreign currency translations	408,120	437,590	—	—
Cash equivalents	—	—	—	12,040

Net change in unrealized appreciation (depreciation)	(5,203,827)	(1,997,045)	970,702	1,816,935

Net realized and unrealized gain	(4,734,640)	(1,720,733)	1,173,023	1,614,090

Net Increase in Net Assets Resulting from Operations	$12,623,533	$29,651,813	$11,170,450	$18,291,506

Net Investment Income Per Share	$0.42	$0.79	$0.28	$0.46

Earnings Per Share	$0.31	$0.75	$0.31	$0.51

Basic and Diluted Weighted-Average Shares Outstanding	40,968,979	39,741,957	36,345,171	36,017,156

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The information contained on our website is not a part of this press release.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (SEC) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets; (3) our relative and absolute investment performance; (4) the impact of increased competition; (5) the unfavorable resolution of legal proceedings that may occur; (6) the extent and timing of any share repurchases; (7) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock Kelso Capital or its service providers; (8) terrorist activities and international hostilities; and (9) the impact of changes to tax legislation and, generally, the tax position of the Company.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequent reports filed with the SEC identify additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com

# # #